SURRENDER AGREEMENT

         SURRENDER AGREEMENT made as of August 31, 2002 between Omni South Beach, L.P. having an office c/o Streamline Properties, Inc., 1125 Washington Avenue, Miami Beach, Florida ("Landlord"), and Commtouch Latin America having a place of business at 1680 Michigan Avenue, Suite 1001, Miami Beach, Florida ("Tenant").

                                   WITNESSETH

         WHEREAS, Landlord entered into a certain lease dated June 30, 2000 (the "Lease") covering the premises located at 1680 Michigan Avenue, Suite 1001, Miami Beach, Florida (the "Premises");

         WHEREAS, Tenant sublet the Premises to Joseph M. Barisic PLLC pursuant to sublease dated June 26, 2001 (the "Sublease");

         WHEREAS, Tenant desires to surrender the Lease to Landlord and Landlord is willing to accept such surrender in the manner and upon the terms and conditions hereinafter setforth; and

         WHEREAS, Tenant is simultaneously herewith entering into a Sublease Termination Agreement with Subtenant.

         NOW, THEREFORE, in consideration of the premises and Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed as follows:

         1. Tenant shall surrender to Landlord as of August 31, 2002 ("Surrender Date") the Lease and the term and estate thereby granted, together with the Premises thereby demised, to the intent and purpose that the estate of the Tenant in and to the Premises shall be wholly extinguished and that the term of the Lease shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof.

         2. Tenant hereby represents and covenants that nothing has been or will be done or suffered whereby the Lease, or the term or estate thereby granted, or the Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will own the Lease and has and will have good right to surrender the same, and that except for the Subtenant pursuant to the Sublease, no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Lease, or the

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term or estate thereby granted,  or in or to the Premises,  or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements, or any part thereof.

         3. Tenant covenants and agrees that it will defend any third party claim to ownership of the Lease, or possession of any portion of the Premises, and will indemnify and hold harmless Landlord from any loss and/or expense (including reasonable attorneys fees and disbursements) incurred as a result of such third party claim.

         4. In consideration of Landlord accepting this early surrender of the Lease, Tenant agrees to forfeit all of its right, title and interest to the following:

               a) Its  security  deposit  under  the  Lease  in  the  amount  of
                  $14,418.14;

               b) The $58,020  proceeds of the letter of credit  drawn down upon by Landlord in accordance with the Lease; and

               c) The furniture in the Premises, a schedule of which is attached hereto as Schedule A ("FF&E").

         5.  Simultaneously   herewith,   Tenant  is  executing  a)  a  Sublease
Termination Agreement with Joseph M. Barisic PLLC and b) a bill of sale, assigning to Landlord all of Tenant's right, title, and interest in and to the FF & E. Tenant represents that the FF & E is owned free and clear by Tenant and is not subject to any liens or encumbrances.

         6. Landlord shall accept the surrender of the Lease as of Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, except as set forth in Section 7 hereof, Tenant and Landlord do hereby mutually release each other, their respective representatives, successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever, arising under or in connection with the Lease.

         7. Tenant acknowledges that simultaneously with Tenant's termination of the Sublease, Landlord is entering into a direct lease with Subtenant ("Direct Lease") upon the same terms and conditions as the Sublease. Notwithstanding anything to the contrary contained herein, Tenant shall remain responsible for any commission due to Majestic Properties under the Sublease or under the Direct Lease in the event Joseph M. Barisic PLLC exercises its option to extend the term of the Direct Lease, and Tenant hereby indemnifies and holds Landlord harmless of

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any from any cost,  liability or expense (including  reasonable  attorney's fees and costs) in connection with a claim by Majestic Properties for a commission.

         8. This Surrender Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         9.  The  covenants,   agreements,   terms,  provisions  and  conditions
contained in this Surrender Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have respectively executed this Surrender Agreement as of the day and year first above written.

Landlord:
Omni South Beach, L.P.
By: Streamline Properties, Inc., Agent

                                                /s/
                                                ------------------------------
                                                Witness

        By: /s/ Saul Gross, Pres.               /s/
            -------------------------------     ------------------------------
            Saul Gross, Pres.                   Witness

Tenant:
Commtouch Latin America
                                                /s/ Gary Davis
                                                ------------------------------
                                                Witness

        By: /s/ Gideon Mantel                   /s/ Devyani Patel
            -------------------------------     ------------------------------
                                                Witness